GSK PLC SC 13D/A

Exhibit 99.9

SECONDARY BLOCK TRADE AGREEMENT, made on 11 May 2023

BETWEEN

Glaxo Group Limited (the “Seller”), a company incorporated in England and Wales under registered number 00305979 and whose registered office is at 980 Great West Road, Brentford, Middlesex, TW8 9GS; and

Merrill Lynch International (the “Manager”), a company registered in England and Wales and having its registered address at 2 King Edward Street, London, EC1A 1HQ.

WHEREAS

Subject to the terms and conditions set out in this secondary block trade agreement (the “Agreement”), the Manager agrees to use its reasonable endeavours to procure purchasers for up to 270 million ordinary shares (the “Shares”) in Haleon plc (the “Company”) (the “Sale”).

The Sale Shares will be sold outside the United States in reliance on Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

1.	Purchase and Sale

(a)	The Seller hereby appoints the Manager to act as its agent for the purposes of effecting the Sale on the terms and subject to the conditions set out in this Agreement and the Manager accepts such appointment.

(b)	Subject to the terms and conditions of this Agreement, the Manager agrees to use its reasonable endeavours to procure purchasers for the Shares on an agency basis at a price per Share (the “Purchase Price”) to be determined pursuant to an accelerated bookbuilding process. The number of Shares to be sold (the “Sale Shares”) and the Purchase Price will be subject to agreement by the parties following completion of the bookbuilding process and shall be set forth in an executed version of the Terms of Sale (the “Terms of Sale”), which shall be substantially in the form set forth in Annex A hereto. The date of execution of the Terms of Sale shall be the “Pricing Date”.

(c)	The parties acknowledge and agree that the Sale shall not be an on exchange transaction that is subject to the rules of the London Stock Exchange Group plc (the “London Stock Exchange”).

(d)	The Manager shall release a Bloomberg announcement in a form and substance agreed in advance between the Seller and the Manager on the date hereof and the Pricing Date. The Seller shall have the right to make such additional releases as may be required under applicable securities law.

2.	Closing

The Closing Date shall be the date set out in the executed Terms of Sale (the “Closing Date”).

On the Closing Date or at such other time and/or date as the Seller and the Manager agree, the Seller shall procure, with the reasonable assistance of the Manager, that the Sale Shares are credited through the facilities and in accordance with the procedures of Euroclear UK & International (Crest) to an account or accounts designated by Merrill Lynch International (acting as settlement agent on behalf of the Manager). Against delivery of the Sale Shares, Merill Lynch International (acting as settlement agent on behalf of the Manager) shall pay or procure there to be paid an amount equal to the number of Sale Shares multiplied by the Purchase Price in GBP (the “Gross Proceeds”), in same-day funds on the Closing Date or at such other time and/or date as the Seller and the Manager agree to an account or accounts designated by the Seller, less all commissions, fees and expenses payable by the Seller under this Agreement.

3.	Conditions Precedent to Closing

The obligations of the Manager hereunder shall be subject to the following conditions:

(a)	since the date of this Agreement and on or prior to the time of settlement on the Closing Date, there shall not have occurred or been disclosed by the Company:

i.	any material adverse change in the condition, financial or otherwise, or in the earnings, assets, business, operations or prospects of the Company, or the Company and its subsidiaries taken as a whole; or

ii.	any suspension or limitation of trading (a) in any of the Company’s securities by the London Stock Exchange or the New York Stock Exchange, or (b) generally on the London Stock Exchange or the New York Stock Exchange; or

iii.	any outbreak or material escalation of hostilities, act of terrorism, the declaration by the United Kingdom, any other member of the European Economic Area (“EEA”) or the United States of a national emergency or war or other calamity or crisis; or

iv.	the fixing of minimum or maximum prices for trading, or maximum ranges for prices by the London Stock Exchange or the New York Stock Exchange or any other governmental authority; or

v.	any material disruption in commercial banking or securities settlement or clearance services in the United Kingdom, the United States, any member of the EEA and/or a general moratorium on commercial banking activities having been declared by the relevant authorities in the United Kingdom, the United States or any member of the EEA; or

vi.	any material adverse change in or affecting the financial markets in the United States, the United Kingdom, any member of the EEA or in international financial, political or economic conditions, currency exchange rates or exchange controls, that, in the good faith judgment of the Manager, following consultation with the Seller to the extent reasonably practicable in the circumstances, would make the placement of the Sale Shares or the enforcement of contracts to purchase the Sale Shares impracticable or inadvisable, or would materially prejudice trading of the Sale Shares in the secondary market;

(b)	The Seller’s representations and warranties made pursuant to this Agreement being true and accurate as of the date hereof, the Pricing Date and the Closing Date; and

(c)	The Seller having complied with all of the agreements and undertakings and satisfied all of the conditions on its part to be performed or satisfied under this Agreement on or before the Closing Date.

The Manager (acting in good faith) may waive any of the foregoing conditions by notice to the Seller. In the event that (i) any of the events set out in paragraphs i. to vi. of condition (a) above occurs at any time between the date hereof and the Closing Date, or (ii) the Seller does not deliver the Sale Shares on the Closing Date, or (iii) any of conditions (b) through (c) above has not been satisfied or waived in writing on the dates specified therein, the Manager may elect (acting in good faith) to terminate this Agreement forthwith, provided that Clauses 5, 8, 9, 10, 11 and 12 shall survive such termination and remain in full force and effect. In the event that the Seller has delivered any Sale Shares to Merrill Lynch International (acting as settlement agent on behalf of the Manager) in accordance with Clause 2 and the Manager elects to terminate this Agreement pursuant to this Clause 3, the Manager shall procure as soon as reasonably practicable the transfer back of such Sale Shares to an account designated by the Seller.

4.	Commission

In consideration of the services provided by the Manager under this Agreement, the Seller and Manager agree as follows:

(a)	the Seller shall pay, or procure the payment of, to the Manager on the Closing Date a base commission (the “Base Commission”) equal to 0.5% of the value of the Shares sold by the Seller at the Purchase Price;

(b)	the Seller may, acting in its absolute discretion, determine to pay the Manager a discretionary commission (the “Discretionary Commission”) of up to 0.25% of the value of the Shares sold pursuant to this Agreement at the Purchase Price;

(c)	The Manager shall be entitled to deduct, in accordance with Clause 2, the Base Commission from the amounts payable to the Seller pursuant to Clause 2; and

(d)	The extent to which the Discretionary Commission (if any) is payable to the Manager shall be determined by the Seller, acting in its absolute discretion. If the Seller so determines that any Discretionary Commission is payable to the Manager, the Seller shall pay such Discretionary Commission to the Manager by no later than 30 days following the Closing Date.

5.	Expenses and Taxes

(a)	Each party shall be responsible for its own expenses, including legal fees and fees of other advisers incurred in connection with this Agreement and the Sale.

(b)	The Seller will bear and pay, or indemnify the Manager or any other Relevant Person (as defined in Clause 8) in respect of, any stamp, withholding, documentary, transfer, financial transaction or other similar duties or taxes, payable or incurred by the Seller or the Manager or any other Relevant Person or otherwise imposed on any such person on or in connection with the Sale and the execution, performance and delivery of this Agreement. This Clause 5(b) shall not apply to any such duty or tax which would not have been levied but for the presence of the Manager or Relevant Person in the territory which seeks to levy such duty or tax.

(c)	The Manager shall be entitled to deduct, in accordance with Clause 2, the amounts due and payable to it pursuant to this Clause 5 from the amounts payable to the Seller pursuant to Clause 2.

6.	Representations, Warranties and Undertakings of the Seller

(a)	The Seller hereby makes the representations, warranties and undertakings set out in Annex B to the Manager on and as of the date hereof, the Pricing Date and the Closing Date.

(b)	The Seller acknowledges that the Manager is entering into this Agreement in reliance upon each of the representations, warranties and undertakings set out in Annex B. The Seller will promptly notify the Manager if at any time on or prior to the Closing Date any of the representations or warranties set out in Annex B ceases to be true and accurate in any respect or in the event that the Seller breaches any undertaking or fails to comply with any obligation under this Agreement.

(c)	To the extent not delivered together with the Sale Shares on the Closing Date, the Seller shall promptly pay or transfer to the Manager, for the benefit of the purchasers of the Sale Shares, all dividends, distributions and other rights declared, distributed or received in respect of the Sale Shares for which an ex-dividend date occurs on or after the Pricing Date.

(d)	The Seller undertakes, at its own expense, to execute or procure to be executed all such documents and do all such acts and things as are necessary in order to give effect to the terms of this Agreement and to enable the sale and purchase of the Sale Shares to be carried out and given full force and effect.

(e)	The Seller undertakes, except to the extent required by applicable law or regulatory requirement and save as permitted by this Agreement, not to disclose to any third party or publicly refer to the contents of this Agreement or the transactions contemplated by it prior to the Closing Date without the prior written consent of the Manager, except that the Seller may disclose such information to its advisers as necessary in connection with the Sale.

(f)	All payments to be made by the Seller to any Relevant Person (as defined in Clause 8) shall be made without withholding or deduction for or on account of any present or future tax unless the Seller is compelled by applicable law to deduct or withhold such tax. In that event, the Seller shall pay such additional amounts as may be necessary in order that the net amounts received after such withholding or deduction shall equal the amounts that would have been received if no withholding or deduction had been made.

(g)	If any payment to be made by the Seller to any Relevant Person (as defined in Clause 8) other than a payment of commissions payable under Clause 4 is subject to tax in relation to its receipt by the Relevant Person, the sum payable shall be increased to such amount as will ensure that after payment of any such tax the Relevant Person shall be left with a sum equal to the amount that it would have received in the absence of such liability to tax (after giving credit for any tax relief obtained, utilised and retained in respect of the matter giving rise to the payment).

(h)	The Seller will give (or procure the giving of) such notices to, or make (or procure the making of) such announcements or filings with, the London Stock Exchange or any other agencies or bodies or persons, as shall be required to be made by the Seller under any applicable law or regulation in connection with the sale of the Shares in the manner contemplated hereunder.

7.	Representations, Warranties and Undertakings of the Manager

(a)	The Manager hereby makes the representations, warranties and undertakings set out in Annex C to the Seller on and as of the date hereof, the Pricing Date and the Closing Date.

(b)	The Manager acknowledges that the Seller is entering into this Agreement in reliance upon each of the representations, warranties and undertakings set out in Annex C. The Manager will promptly notify the Seller if at any time on or prior to the Closing Date any of the representations or warranties set out in Annex C ceases to be true and accurate in any respect or in the event that the Manager breaches any undertaking or fails to comply with any obligation under this Agreement.

8.	Indemnity

The Seller agrees to indemnify and hold harmless the Manager and its Affiliates, and the directors, officers, agents and employees of each of the foregoing and each other person, if any, controlling the Manager or any of its Affiliates (each a “Relevant Person”) from and against any and all losses, claims, damages, liabilities or properly incurred expenses which any Relevant Person may suffer or incur or, in each case, actions in respect thereof, related to or arising out of (i) any breach or alleged breach of the representations and warranties of the Seller contained in this Agreement, (ii) any failure or alleged failure of the Seller to perform its obligations under the Agreement or (iii) any Relevant Person’s role in connection herewith (including, in each case, actions arising out of the Sale contemplated by the Agreement but, in the case of (iii) only excluding any losses, claims, damages, liabilities or expenses to the extent they are finally judicially determined by a court of competent jurisdiction to have resulted from a material breach of this Agreement by the Manager or any such Relevant Person’s bad faith, negligence, wilful default or fraud), and the Seller will reimburse any Relevant Person for all properly incurred expenses (including legal fees and any irrecoverable VAT on any incurred expenses) as they are incurred by such Relevant Person in connection with investigating, preparing or defending any such action or claim, whether or not in connection with a pending or threatened litigation in which such Relevant Person is a party. If a Relevant Person is subject to tax in respect of any indemnity payable under this Clause 8, the sum payable shall be increased to such amount as will ensure that after payment of such tax such Relevant Person shall be left with a sum equal to the amount that it would have received in the absence of such charge to tax (after giving credit for any tax relief available in respect of the matter giving rise to the indemnity), provided that the Seller shall not be required to make any such payment in respect of any taxes which arise as a result of a material breach of this Agreement by the Manager or the bad faith, negligence, willful default or fraud of any Relevant Person. The obligations of the Seller under this Clause 8 shall be in addition to any liability that the Seller may otherwise have. As used in this Agreement, “Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”).

Each Relevant Person shall give notice as promptly as reasonably practicable to the Seller of any claim, proceeding, judgment or demand in respect of which indemnification may be sought under this Clause 8 (each a “Claim”), but failure to so notify the Seller shall not relieve the Seller from any liability hereunder and in any event shall not relieve the Seller from any liability which it may have otherwise than on account of the indemnity set out in this Clause 8. Such Relevant Person shall thereafter keep the Seller informed of all material developments in respect of the Claim and provide the Seller with such information and copies of such documents relating to the Claim as the Seller may reasonably request, provided that such Relevant Person shall not be under any obligation to provide the Seller with a copy of any such document which is or may be legally privileged, and further provided that the omission by the Relevant Person to provide information or documents, shall not relieve the Seller from any liability hereunder and in any event shall not relieve the Seller from any liability which it may have otherwise than on account of the indemnity set out in this Clause 8.

The Manager and the Seller agree that the indemnity letter entered into, on or about the date hereof, prior to the entry into this Agreement, (the “Indemnity Letter”) shall terminate upon entry into this Agreement and shall be superseded by the indemnity in this Agreement and shall be of no further force and effect (save in respect of any accrued rights or liabilities which, for the avoidance of doubt, shall be subject to Clause 12(g)).

9.	Successors and Assigns

This Agreement shall be binding upon, and inure solely to the benefit of, the Manager and the Seller and, to the extent provided herein, any other Relevant Person and their respective heirs, executors, administrators, successors and assigns.

10.	Third Party Rights

(a)	Any person (other than the parties to this Agreement) who is given any rights or benefits under Clause 9 (a “Third Party”) shall be entitled to enforce those rights or benefits against the parties in accordance with the Contracts (Rights of Third Parties) Act 1999.

(b)	Save as provided in Clause 10(a), no person shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

(c)	Notwithstanding the provisions of Clauses 10(a) and 10(b), the parties may amend, vary or terminate this Agreement in such a way as may affect any rights or benefits of any Third Party which are directly enforceable against the parties under the Contracts (Rights of Third Parties) Act 1999 without the consent of such Third Party.

11.	Law, Jurisdiction and Process Agent

(a)	This Agreement and the relationship among the parties to it (and any non-contractual obligation, dispute, controversy or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with English law. Subject to Clause 11(b), the parties irrevocably agree that the English courts will have exclusive jurisdiction in relation to this Agreement and the parties hereby submit to the jurisdiction of such courts.

(b)	If a third party, not being a party to this Agreement, commences proceedings against any Relevant Person in any court of competent jurisdiction, arising out of or in connection with this Agreement or the transactions contemplated hereby (the “Third Party Proceedings”), nothing in this Clause 11 shall limit the rights of such Relevant Person to join the Seller as a party to such Third Party Proceedings or to otherwise bring proceedings against the Seller in connection with the Third Party Proceedings under this Agreement or otherwise in such courts in the jurisdiction in question, regardless of whether proceedings have been initiated or are ongoing in another jurisdiction. The Seller irrevocably waives any objection to any such court as is referred to in the foregoing sentence on grounds of inconvenient forum or otherwise with respect to the relevant proceedings and irrevocably agrees that a judgment or order of any such court in connection with such proceedings shall be conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

12.	Miscellaneous

(a)	Time shall be of the essence of this Agreement.

(b)	The heading to each Clause is included for convenience only and shall not affect the construction of this Agreement.

(c)	In the event any provision of this Agreement is found to be or becomes illegal, invalid or unenforceable, no other provision of this Agreement shall thereby be affected and the Agreement shall remain valid and enforceable in respect of all remaining provisions, and any invalid or unenforceable provision will be deemed to be replaced by a provision which as nearly as possible accomplishes the commercial purpose of the original.

(d)	This Agreement, including, for the avoidance of doubt, the Terms of Sale, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings (whether written or oral) between the Seller and the Manager with respect to the subject matter hereof.

(e)	This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

(f)	No variation or waiver to this Agreement shall be effective unless it is in writing and signed by or on behalf of the Seller and the Manager.

(g)	This Agreement shall automatically terminate if the Terms of Sale are not executed by the parties hereto by the date two business days (being a day on which commercial banks are generally open for business in both London and New York) after (and excluding) the date of this Agreement, provided however that notwithstanding any such termination Clauses 5, 8, 9, 10, 11, and 12 shall continue in full force and effect.

(h)	The indemnities, agreements, representations, undertakings and warranties, as set forth in this Agreement, shall remain in full force and effect and shall survive delivery of and payment for the Sale Shares.

(i)	The terms of this Agreement do not constitute, and shall not be construed as, an agreement or commitment between the Seller and the Manager relative to underwriting or the Manager making any principal commitment to purchase the Sale Shares.

(j)	The Seller acknowledges and agrees that the Manager is acting solely pursuant to a contractual relationship with the Seller on an arm’s-length basis with respect to the Sale (including in connection with determining the terms of the Sale) and that in connection with the Sale and the process leading to such transaction, the Manager has neither acted as nor is a financial adviser or fiduciary of the Seller or the Seller’s stockholders, creditors, employees, Affiliates or any other party. The Manager neither has assumed nor will assume an advisory or fiduciary responsibility in favour of the Seller with respect to the Sale or the process leading to the Sale (irrespective of whether the Manager has advised or is currently advising the Seller on other matters) and the Manager has no obligation to the Seller with respect to the Sale except the obligations expressly set out in this Agreement. The Seller further acknowledges and agrees that the Manager and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Seller and that the Manager has not provided any legal, accounting, regulatory or tax advice with respect to the Sale. The Seller confirms that it has consulted its own legal, accounting, regulatory and tax advisers to the extent it deemed appropriate.

(k)	All payments in respect of services supplied pursuant to this Agreement are exclusive of any applicable VAT or any similar tax in any jurisdiction thereon, which shall be payable by the relevant party, in addition to the relevant payment, upon presentation to such party of a valid VAT invoice (if applicable).

(l)	The Manager shall treat as confidential all non-public information (“Information”) regarding the Seller and the Company provided to it by the Seller during the term of this Agreement (if any) and will not, save to the extent necessary to perform its obligations under this Agreement, disclose any Information to a third party without the prior written consent of the Seller, except (i) as required by any judicial or regulatory process or applicable law or (ii) in connection with defending it or its Affiliates against allegations or claims made or threatened by any third party arising out of or in relation to the transactions contemplated by this Agreement. The term “Information” does not include information which (a) is or becomes generally available to the public, (b) was available to the Manager on a non-confidential basis or (c) becomes available to the Manager from a third party source not known by the Manager to owe a duty of confidentiality to the Seller with respect to such information.

(m)	Notwithstanding anything to the contrary in this Agreement, the liability of the Seller and its legal successors under the terms of this Agreement and/or the Indemnity Letter (other than in the case of fraud, fraudulent misrepresentation or wilful default on the part of the Seller, or in relation to the warranties (a), (b), (c), (d) and (e) in Annex B hereto) shall not exceed the amount of the Gross Proceeds (less any commissions payable in accordance with Clause 4 (Commission)) received (or that would be received) by the Seller.

IN WITNESS WHEREOF this Agreement has been duly executed as of the day and year first before written.

For and on behalf of

Merrill Lynch International

By:	/s/ James Palmer

Name:	James Palmer
Title:	Managing Director, Head of EMEA ECM

For and on behalf of

GLAXO GROUP LIMITED

By:	/s/ Subesh Williams

Name:	Subesh Williams
Title:	Appointed Attorney of Glaxo Group Limited

ANNEX A

TERMS OF SALE

Further to the provisions of the SECONDARY BLOCK TRADE AGREEMENT DATED [●] between Glaxo Group Limited and Merrill Lynch International (the “Agreement”), the following terms of sale are agreed:

Number of Sale Shares: [●]

Purchase Price per Sale Share: [●]

Base Commission: [●]%

Closing Date: [●]

The Seller confirms the accuracy of the representations and warranties set out in Annex B of the Agreement, the Manager confirms the accuracy of the representations and warranties set out in Annex C of the Agreement and the Seller and the Manager confirm the provisions of the Agreement and acknowledge and agree that these Terms of Sale form part of and shall be read in conjunction with the Agreement.

Terms defined in the Agreement shall have the same meanings herein.

These Terms of Sale and the relationship among the parties hereto (and any non-contractual obligation, dispute, controversy or claim of whatever nature arising out of or in any way relating to these Terms of Sale or their formation) shall be governed by and construed in accordance with English law. The parties irrevocably agree that the English courts will have exclusive jurisdiction in relation to these Terms of Sale and the parties hereby submit to the jurisdiction of such courts.

IN WITNESS WHEREOF these Terms of Sale have been duly executed as of [●].

For and on behalf of

Merrill Lynch International

By:

Name:
Title:

For and on behalf of

Glaxo Group Limited

By:

Name:
Title:

ANNEX B

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE SELLER

(a)	The Seller has taken all necessary corporate and other actions to authorise the execution, delivery and performance of this Agreement; this Agreement has been duly executed and delivered by the duly authorised representatives of the Seller, and constitutes a legal, valid, binding agreement, enforceable against the Seller in accordance with its terms.

(b)	The Seller has been duly incorporated and is validly existing as a corporation under the laws of the place of its incorporation.

(c)	The execution, delivery and performance of this Agreement by the Seller does not contravene, result in a breach or violation of, or constitute a default under:

i.	the constitutional documents of the Seller;

ii.	any agreement or contract to which the Seller is a party or by which it or any of its assets is bound; or

iii.	any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Seller or the Shares.

(d)	All consents, orders and approvals, if any, of any regulatory or governmental authority or agency having jurisdiction over the Seller or the transactions contemplated by this Agreement required to be obtained for the execution, delivery and performance of this Agreement by the Seller have been obtained and are in full force and effect.

(e)	The Seller (or its nominee) has good and valid title to, and the legal right and power to sell and transfer) or to direct the sale and transfer of) the full beneficial and legal interest in, the Sale Shares, free and clear of all pledges, liens and encumbrances, equities, security interests or other claims binding upon the Seller; and upon the delivery of the Sale Shares to the Manager (or purchasers procured by the Manager or its Affiliates), good and valid legal and beneficial title to the Sale Shares, free and clear of all pledges, liens and encumbrances, equities, security interests or other claims will pass to the Manager (or purchasers procured by the Manager or its Affiliates). The Sale Shares are validly issued, fully paid and non-assessable, and when delivered to the Manager (or purchasers procured by the Manager or its Affiliates) in accordance with this Agreement, will have the same rights as, and rank pari passu with, all of the other Shares of the Company of the same class, including for the avoidance of doubt, rights to dividends to be declared or paid by the Company in respect thereof.

(f)	The Sale will not constitute a violation by the Seller of applicable ‘insider dealing’, ‘insider trading’ or similar legislation; the Seller is not aware of any non-public fact or circumstance that could reasonably be deemed to be material or, if made public, would or might reasonably be expected to have a significant effect upon the market price of the Shares, other than this Agreement and the transactions contemplated hereunder and the sale of the Shares by the Seller.

(g)	The Company is a “foreign issuer” (as defined in Regulation S).

(h)	The Seller reasonably believes that there is no substantial U.S. market interest (as defined in Regulation S) in the class of securities to be offered or sold.

(i)	None of the Seller, any of its Affiliates or any person acting on its or their behalf (except for the Manager or any other Relevant Person, in respect of whom the Seller makes no representation) has engaged or will engage in any “directed selling efforts” (within the meaning of Regulation S) with respect to the Shares in the United States.

(j)	None of the Seller, any of its Affiliates or any person acting on its or their behalf (except for the Manager or any other Relevant Person, in respect of whom the Seller makes no representation) has taken or will take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation or manipulation of the price of any security of the Company, and by entering into this Agreement the Seller is not seeking to create, or expecting there to be created, a false or misleading market in, or the price of, the Shares or any other security of the Company.

(k)	None of the Seller, any of its Affiliates or any person acting on its or their behalf (except for the Manager or any other Relevant Person, in respect of whom the Seller makes no representation) has distributed and, prior to the later to occur of (i) the Closing Date and (ii) completion of the distribution of the Sale Shares, none of the Seller, any of its Affiliates or any person acting on its or their behalf (except for the Manager, as to which no representation is made) shall distribute, any offering or sales materials in connection with the offering and sale of the Shares.

(l)	The Seller will not directly or indirectly use the proceeds of the sale of Sale Shares hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing or facilitating any activities or business of or with any person or entity that, at the time of such financing or facilitation, is a person with whom dealings are restricted by any sanctions administered by any of the Office of Foreign Assets Control of the U.S. Department of the Treasury, the European Union, Her Majesty’s Treasury or the United Nations Security Council or any other relevant sanctions authority, or is or is located, organized or resident in a country or territory that is the subject of sanctions that broadly prohibit or restrict dealings with that country or territory (currently Cuba, Iran, North Korea, Sudan, Syria and the so-called People’s Republics of Luhansk and Donetsk), in each case in any manner that will result in a violation of such sanctions by any person, including by any person participating in the transactions contemplated hereby. No provision of this Annex shall apply if and to the extent that it is unenforceable as a result of Council Regulation (EC) No. 2271/1996 of 22 November 1996 (or any law or regulation of the United Kingdom or any Member State of the European Union) and, in such case, the enforceability of the provision of this Annex shall not otherwise be affected.

ANNEX C

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS OF THE MANAGER

(a)	The Manager has taken all necessary corporate and other actions to authorise the execution, delivery and performance of this Agreement; this Agreement has been duly executed and delivered by the duly authorised representatives of the Manager, and constitutes a legal, valid, binding agreement, enforceable against the Manager in accordance with its terms.

(b)	The Manager has been duly incorporated and is validly existing as a corporation under the laws of the place of its incorporation.

(c)	The execution, delivery and performance of this Agreement by the Manager does not contravene, result in a breach or violation of, or constitute a default under:

i.	the constitutional documents of the Manager;

ii.	any agreement or contract to which the Manager is a party or by which it or any of its assets is bound; or

iii.	any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Manager.

(d)	All consents, orders and approvals, if any, of any regulatory or governmental authority or agency having jurisdiction over the Seller or the transactions contemplated by this Agreement required to be obtained for the execution, delivery and performance of this Agreement by the Manager have been obtained and are in full force and effect.

(e)	The Manager acknowledges and agrees that the Shares have not been and will not be registered under the Securities Act, and that the Manager, each of its Affiliates and any person acting on behalf of any of the foregoing has not offered or sold, and will not offer or sell, any Shares (1) except in an “offshore transaction” (within the meaning of Regulation S) in accordance with Regulation S or (2) within the United States as part of their distribution at any time except in accordance with Rule 903 of Regulation S.

(f)	Neither the Manager, nor any of its Affiliates nor any person acting on behalf of any of the foregoing have engaged or will engage in any “directed selling efforts” (within the meaning of Regulation S) with respect to the Shares in the United States.

(g)	In relation to each Member State of the European Economic Area (each, a “Relevant State”), the Manager has not made and will not make an offer of Shares to the public in that Relevant State, except that it may make an offer to the public in that Relevant State of any Shares at any time under the following exemptions under the Prospectus Regulation:

i.	to any legal entity which is a qualified investors as defined under the Prospectus Regulation;

ii.	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation); or

iii.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of Shares shall require the Seller or the Manager to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the sale and any Shares to be offered so as to enable an investor to decide to purchase any Shares, and the expression “Prospectus Regulation” means Regulation 2017/1129 (and amendments thereto).

(h)	In relation to the United Kingdom, it has not made and will not make an offer of Shares to the public in the United Kingdom, except that they may make an offer to the public in the United Kingdom of any Shares at any time:

i. to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

ii. to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation); or

iii. in any other circumstances falling within Section 86 of the FSMA (as defined below).

provided that no such offer of the Shares shall require the Seller or the Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

(i)	The Manager has only communicated or caused to be communicated and will only communicate or cause to be communicated in the United Kingdom any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, including any supplement and amendments thereto (the “FSMA”)) in connection with the sale of any Shares, in circumstances in which Section 21(1) of the FSMA does not apply to the Seller.

(j)	The Manager has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.

(k)	The Manager will use its reasonable endeavours to comply and procure that its Affiliates comply in all material respects with applicable laws, requirements and practices in any jurisdictions relevant to the transactions contemplated by this Agreement as are customarily complied with as a matter of best practice for an international bank soliciting investors for undertaking offerings of shares of this type in such jurisdictions or where failure to comply would constitute negligence, wilful default or fraud by or on behalf of the Manager.

(l)	The Manager will perform its obligations under this Agreement in accordance with its policies on anti-bribery and anti-corruption.